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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-94433 of Tweeter Home Entertainment Group, Inc. and Subsidiaries on Form S-3 of our reports dated November 18, 1999 included in the Annual Report on Form 10-K of Tweeter Home Entertainment Group, Inc. and Subsidiaries for the year ended September 30, 1999, and to the use of our report dated November 18, 1999, appearing in the Prospectus which is part of this Registration Statement. We also consent to the reference to us under the heading "Expert" in such Prospectus.


/s/ Deloitte & Touche LLP


Boston, Massachusetts
February 4, 2000